Exhibit 10.9

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), effective as of May 19, 2017 (the “Effective Date”), by and between Four Springs Capital Trust (the “Company”) and Coby R. Johnson (the “Executive”).

WITNESSETH:

WHEREAS, the Board of Trustees of the Company (the “Board”), has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive and to provide the Executive with compensation and benefits arrangements which are competitive with those of other real estate investment trusts;

WHEREAS, Executive desires to be so employed;

WHEREAS, the Company and the Executive previously entered into that certain Employment Agreement dated as of March 19, 2014 (the “Original Agreement”); and

WHEREAS, the Company and the Executive have agreed to modifications to the Executive’s terms of employment and each party now desires to amend and restate the terms of the Original Agreement as set forth in this Agreement.

NOW, THEREFORE, in order to accomplish these objectives and in consideration of the mutual covenants and promises contained herein, the parties hereto, each intending to be legally bound hereby, agree as follows:

1.              Employment.  Subject to the terms and conditions set forth herein, the Company shall employ the Executive as President and Chief Operating Officer, and the Executive accepts such employment for the Employment Period (as defined below).  During the Employment Period, the Executive shall perform the duties of the President and Chief Operating Officer and such other duties consistent with such position as may from time to time be assigned to him by the Board.  The Executive shall also serve without additional compensation as a Trustee of the Board if elected or appointed as a trustee and as Chairman of the Board to the extent requested by the Board.

2.              Performance.  Except as provided below, the Executive will serve the Company faithfully and to the best of his ability and will devote substantially all of his business time, energy, experience and talents to the business of the Company and its affiliates;  provided, however, that it shall not be considered a violation of the foregoing for the Executive to (a) manage his personal or his family’s investments; or (b) to serve as an employee, officer, director or owner of Four Springs Capital, LLC; (c) to serve on civic or charitable boards or committees; or (d) with the advance written approval of the Board, to serve on industry boards or committees; or (e) to participate in any activity approved by the Board, so long as any of such activities in (a) through (e) do not interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement.

3.              Employment Period.  Unless earlier terminated pursuant to Section 5 below (including, but not limited to, the Executive’s termination of employment due to death, resignation, or Disability (as defined in Section 5(b)(iii) below)), the term of employment of the Executive pursuant to this Agreement shall begin upon the Effective Date, and shall continue until May 1, 2018 (the “Employment Term”).  This Agreement and the Executive’s employment hereunder shall automatically renew for a one-year term on May 1, 2018 and on the anniversary date of any subsequent one year-term (“Renewal Term”), unless earlier terminated pursuant to Section 5 below (including, but not limited to, the Executive’s termination of employment due to death, resignation, or Disability (as defined in Section 5(b)(iii) below)).  The Employment Term, together with any Renewal Term(s), shall hereinafter be referred to as the “Employment Period.”

4.              Compensation and Benefits.

(a) Base Salary.  As compensation for services hereunder and in consideration of the Executive’s other agreements hereunder, during the Employment Period, the Company shall pay the Executive a base salary, payable in equal installments in accordance with the Company’s procedures at an annual rate of Two Hundred Seventy-Six Thousand Dollars ($276,000), less applicable withholdings and deductions, subject to review by the Company no less frequently than annually for increase (but not to be decreased) (such base salary, as may be increased from time to time being hereinafter referred to as “Base Salary”).

(b) Bonuses and Incentive Compensation.  During the Employment Period, the Executive shall have opportunities for bonuses and shall have opportunities for incentive compensation comparable to those provided to other senior executives of the Company and shall be eligible to participate in all bonus and incentive compensation plans, including the Company’s 2014 Stock Incentive Plan, made available by the Company, from time to time, for its senior executives.

(c) Medical, Dental, Disability, Life Insurance, Pension and Other Benefits.  During the Employment Period, the Executive shall, in accordance with the terms and conditions of the applicable plan documents and all applicable laws, be eligible to participate in the various medical, dental, disability, life insurance, pension and other employee benefit plans made available by the Company, from time to time, for its senior executives.

(d) Vacation, Sick Leave.  During the Employment Period, the Executive shall be entitled to vacation and sick leave in accordance with the Company’s established practices with respect to its senior executives.

(e) Expenses. The Executive shall be reimbursed by the Company for all reasonable expenses actually incurred by him in connection with the performance of his duties hereunder in accordance with policies established by the Company from time to time and upon receipt of appropriate documentation.  Expenses reimbursable under this paragraph shall be reimbursed within a reasonable period of time following Executive’s submission of the reimbursement request and any supporting documentation reasonably requested by the Company and no later than the end of the calendar year following the calendar year in which the expenses were incurred by Executive.

5.              Termination.  (a) During the Employment Period, the employment of the Executive may be terminated at any time (i) by the Company with or without Cause (as defined in Section 5(b)(i) below); (ii) by the Executive with or without Good Reason (as defined in Section 5(b)(ii) below); or (iii) by the Company without Cause or by the Executive with Good Reason, in either case, within 12 months of a Change in Control (a “Double Trigger Termination”).  At any time after a Disability (as defined in Section 5(b)(iii) below) occurs, provided that the Board, upon advice of a medical doctor selected in accordance with Section 5(b)(iii) hereof, determines that the Executive remains incapable of performing his essential duties and responsibilities hereunder, subject to applicable legal requirements, the Company may terminate the Executive’s employment effective forthwith after giving notice to the Executive of such termination. Further, if the Board, upon advice of a medical doctor selected in accordance with Section 5(b)(iii) hereof, shall reasonably determine that the Executive has become physically or mentally incapable of performing his essential duties and responsibilities as provided in this Agreement and such incapacity is likely to last for a period of at least one hundred eighty (180) days from the onset of such incapacity, the Company may, at its discretion at any time thereafter while the Executive remains incapable of performing his material duties hereunder, and subject to applicable legal requirements, remove the Executive from his then position with the Company; provided, further, that if he returns to full time employment, with the permission of the Board, prior to the time he is determined to have incurred a Disability, he shall be restored to his position or positions with the Company.

(b)  For purposes of this Agreement,

(i) “Cause” shall mean: (A) the Executive’s conviction of, plea of nolo contendere to, or written admission of the commission of, a felony (B) any material breach by the Executive of Section 7 of this Agreement; (C) any act by the Executive involving moral turpitude, fraud or misrepresentation with respect to his duties for the Company or its affiliates, which materially and adversely affects the Company; or (D) gross negligence or willful misconduct on the part of the Executive in the performance of his duties as an employee, officer or member of the Company or its affiliates (that in only the case of gross negligence results in a material economic harm to the Company); provided, however, that the Company may not terminate the Executive’s employment under clauses (B), (C) or (D) unless the Company first gives the Executive notice of its intention to terminate and of the grounds for such termination within 90 days of such event, and in the case of a breach set forth in clause (B) above, the Executive either (X) has not, within 30 days following receipt of such notice, cured such Cause, or (Y) in the event such Cause cannot be cured within such 30-day period, has not taken all reasonable steps to cure such Cause.  No termination for Cause shall be effective unless the Board makes a Cause determination after notice to the Executive and the Executive has been provided with the opportunity (with counsel of his choice) to contest the determination at a meeting of the Board.

(ii) “Good Reason” shall mean the occurrence of any of the following conditions without the Executive’s written consent, provided that Executive shall provide notice to the Company of the existence of the condition within ninety (90) days of the initial existence of such condition, upon the notice of which the Company shall have at least thirty (30) days within which to cure such condition, and if the Company fails to cure the condition within such cure period, the Executive must terminate employment by sending written notice to the Company within thirty (30) days following the Company’s failure to cure: (A) a material reduction of the Executive’s authority, duties and responsibilities, or the assignment to the Executive of duties materially inconsistent with the Executive’s position or positions with the Company; (B) a reduction in the Executive’s rate of Base Salary; (C) a breach by the Company of any material provision of this Agreement; or (D) a transfer of the place of employment of more than thirty (30) miles from the Company’s principal executive offices.  Notwithstanding anything herein to the contrary, (x) any change of the Executive’s position with the Company to which the Executive consents in writing shall not constitute Good Reason and (y) retirement by the Executive shall not constitute Good Reason and no compensation, benefits or payments shall be due to the Executive hereunder as a result of retirement by the Executive.

(iii) “Disability” shall mean the mental or physical incapacity of the Executive such that (A) he qualifies for long-term disability benefits under a Company-sponsored long-term disability policy or (B) the Executive has been incapable as a result of illness, disease, mental or physical disability, disorder, infirmity, or impairment or similar cause of performing his essential duties and responsibilities for any period of one hundred eighty (180) days (whether or not consecutive) in any consecutive three hundred sixty-five (365) day period. Disability shall be determined by an approved medical doctor selected by the Company and the Executive. If the Company and the Executive cannot agree on a medical doctor, each party shall select a medical doctor and the two doctors shall select a third who shall be the approved medical doctor for this purpose.

(iv) “Change in Control” shall mean:

(A) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) (“Beneficial Ownership”) of 20% or more of either (i) the then outstanding common shares of beneficial interest of the Company (including preferred shares or other securities of the Company convertible into common shares) (the “Outstanding Company Common Shares”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of trustees (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (A), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the

Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company or (4) any acquisition by any entity pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (C) of this Section 5(b)(iv); or

(B) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a trustee subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the trustees then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of trustees or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(C) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (1) all or substantially all of the Persons who had Beneficial Ownership, respectively, of the Outstanding Company Common Shares and Outstanding Company Voting Securities immediately prior to such Business Combination have Beneficial Ownership of more than 50%, respectively, of the then outstanding common shares of beneficial interest and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of trustees, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Shares and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) acquires Beneficial Ownership of 20% or more of, respectively, the then outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination and (3) at least a majority of the members of the board of trustees or board of trustees, as the case may be, of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement with the successor or purchasing entity in respect of such Business Combination, or of the action of the Board, providing for such Business Combination; or

(D) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(v) “Long-Term Incentive Award” shall mean any long-term incentive award previously granted to the Executive, including but not limited to restricted shares, deferred share awards, and share option awards, whether or not issued pursuant to an equity award plan.

6.              Severance. (a) If, during the Employment Period,

1) the Executive terminates his employment with the Company for Good Reason;

2) the Executive’s employment is terminated by the Company without Cause; or

3) the Executive’s employment is terminated in a Double Trigger Termination;

then, the Company shall have no liability or further obligation to the Executive except as follows: the Executive shall be entitled to receive, subject to Section 6(e):

(i) within 30 days of such termination of employment, any earned but unpaid Base Salary for the period prior to termination and any earned but unpaid bonuses, in cash, for prior periods which have ended at the time of such termination (“Entitlements”);

(ii) at the time provided in such plan, any rights to which he is entitled in accordance with such applicable plan or program provisions under any employee benefit plan, program or arrangement, fringe benefit or incentive plan (“Rights”);

(iii) within 60 days of such termination of employment, severance pay (the “Severance Pay”) in a lump sum cash payment equal to two and one half (2.5) times the sum of: (x) the Executive’s Base Salary at termination (disregarding a reduction in Base Salary that constitutes Good Reason), and (y) the average of the last two annual cash bonuses the Company has paid to or agreed to pay to (if such payment has not yet been made) the Executive (the “Average Bonus”);

(iv) within 60 days of such termination of employment, a lump sum cash payment of a pro rata annual bonus, without duplication of any Entitlements, determined by (x) the number of days the Executive was employed by the Company during the fiscal year divided by 365, and multiplied by (y) the Average Bonus (the “Pro Rata Cash Bonus”); and

Additionally, upon a termination of the Executive’s employment under Section 6(a)(1), 6(a)(2) or 6(a)(3) above, (x) all non-vested time based Long-Term Incentive Awards and all non-vested but earned performance based Long-Term Incentive Awards shall accelerate, become fully earned and vested, and (y) the end of the performance period for all non-vested but unearned performance based Long-Term Incentive Awards shall be the date of such termination and a pro rata amount of any of such awards then deemed to be earned awards (determined by the number of completed days of the performance period for such award divided by the total number of days in such performance period) shall accelerate, become fully earned and vested; provided, that all unexercised share option awards shall terminate within six months of such termination of employment.

Additionally, medical, dental, disability, life insurance and other employee welfare benefits (the “Welfare Plans”) then provided to senior executives of the Company shall be continued following the date of termination for a period of two and one half (2.5) years and, if the Executive is precluded from participating in any Welfare Plan by its terms or applicable law during such period, the Company shall reimburse expenses actually incurred by the Executive during such period to obtain similar Welfare Plan coverage, but only to the extent Executive’s requested reimbursement of expenses for similar Welfare Plan coverage does not exceed the Company’s premiums or contributions that the Company would otherwise pay under the terms of this Agreement as of the date of the Executive’s termination, or date of payment if later, to continue Executive’s participation in the underlying Welfare Plan for the period the expenses were incurred by the Executive. Expenses reimbursable under this paragraph shall be reimbursed within thirty (30) days following Executive’s submission to the Company of the reimbursement request and supporting documentation reasonably requested by the Company and in no event later than the end of the calendar year following the calendar year in which the expenses were incurred by Executive.  The expenses eligible for reimbursement under this paragraph during any calendar year shall not affect the expenses eligible for reimbursement under this paragraph in any other calendar year.

Except in the case of a Double Trigger Termination, as a condition of and upon receiving the Severance Pay under Section 6(a)(iii) and the Pro Rata Cash Bonus under Section 6(a)(iv) and the vesting of Long-Term Incentive Awards and Welfare Plan benefits continuation under Section 6(a) (collectively, the “Forfeitable Payments”), the Executive agrees to execute a release thereby releasing the Company and its affiliates from any and all obligations and liabilities to the Executive arising from or in connection with the Executive’s employment or termination of employment with the Company and its affiliates and any disagreements with respect to such employment, except that such release shall not apply with respect to any rights of the Executive to indemnification under the Company’s Declaration of Trust, By-Laws or a separate agreement, or to any rights of the Executive to indemnification or directors’ and officers’ liability insurance coverage of the Company and its affiliates. If the Executive does not execute the release and the release does not become irrevocable within 60 days of his termination of employment, the Executive shall forfeit his right to the Forfeitable Payments.

(b) If during the Employment Period, the Executive’s employment is terminated on account of death or Disability, the Company shall have no liability or further obligation to the Executive except as follows: the Executive (and his estate or designated beneficiaries under any Company-sponsored employee benefit plan in the event of his death) shall be entitled to receive, subject to Section 6(e):

(i) any Entitlements within 30 days of such termination of employment or, if later, the date such Entitlement would otherwise be paid to active employees of the Company, and any Rights at the time provided in the relevant plans;

(ii) within 60 days of such termination of employment, Severance Pay in a lump sum cash payment of one (1) times the Executive’s Base Salary at termination; and

(iii) within 60 days of such termination, the Pro Rata Cash Bonus.

Additionally, (x) all non-vested time based Long-Term Incentive Awards and all non-vested but earned performance based Long-Term Incentive Awards shall accelerate, become fully earned and vested, and (y) the end of the performance period for all non-vested but unearned performance based Long-Term Incentive Awards shall be the date of such termination and a pro rata amount of any of such awards then deemed to be earned awards (determined by the number of completed days of the performance period for such award divided by the total number of days in such performance period) shall accelerate, become fully earned and vested; provided, that all unexercised share option awards shall terminate within six months of such termination of employment.

Additionally, the group health plan then provided to senior executives of the Company shall be continued following the date of termination for a period of two and one half (2.5) years and, during such period, if the Executive is precluded from participating in such group health plan by its terms or applicable law at any time during such period, the Company shall reimburse expenses actually incurred by the Executive during such period to obtain similar coverage, but only to the extent Executive’s requested reimbursement of expenses for such similar coverage does not exceed the Company’s premiums or contributions that the Company would otherwise pay as of the date of the Executive’s termination to continue the Executive’s participation in the group health plan for the period the expenses for similar coverage are incurred by Executive. Expenses reimbursable under this paragraph shall be reimbursed within thirty (30) days following Executive’s submission to the Company of the reimbursement request and supporting documentation reasonably requested by the Company and in no event later than the end of the calendar year following the calendar year in which the expenses were incurred by Executive. The expenses eligible for reimbursement under this paragraph during any calendar year shall not affect the expenses eligible for reimbursement under this paragraph in any other calendar year. Notwithstanding the foregoing, the continuation period for group health benefits under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) by reason of the Executive’s termination of employment with the Company shall be measured from his actual date of termination of employment.

As a condition of receiving the Severance Pay under Section 6(b)(ii) and the Pro Rata Cash Bonus under Section 6(b)(iii) and the vesting of Long-Term Incentive Awards and Welfare Plan benefits continuation under Section 6(b) (collectively, the “Forfeitable Payments-Death/Disability”), the Executive, or the representative of his estate if he has died, agrees to execute a release thereby releasing the Company and its affiliates from any and all obligations and liabilities to the Executive arising from or in connection with the Executive’s employment or termination of employment with the Company and its affiliates and any disagreements with respect to such employment, except that such release shall not apply with respect to any rights of the Executive to indemnification under the Company’s Declaration of Trust, By-Laws or a separate agreement, or to any rights of the Executive to indemnification or directors’ and officers’ liability insurance coverage of the Company and its affiliates.  If the Executive or the representative of his estate does not execute the release and the release does not become irrevocable within 60 days of his termination of employment or death, the Executive or the estate shall forfeit the right to the Forfeitable Payments-Death/Disability.

(c) If during the Employment Period, the Executive’s employment is terminated by the Company for Cause or by the Executive without Good Reason, (i) all non-vested and/or unexercised Long-Term Incentive Awards shall be forfeited, terminated and cancelled and (ii) the Company shall have no liability or further obligation to the Executive except as follows: the Executive shall be entitled to receive any Entitlements within 30 days of such termination of employment or, if later, the date such Entitlement would otherwise be paid to active employees of the Company, and any Rights at the time provided in the relevant plans.

(d) The payments made pursuant to this Section 6 shall be excluded from all pension and benefit calculations under the employee benefit plans of the Company and its affiliates, except as otherwise provided in the applicable employee benefit plan.

(e) Notwithstanding anything in this Section 6 to the contrary, if any amounts or benefits payable under this Agreement in the event of Executive’s termination of employment constitute “nonqualified deferred compensation” within the meaning of Code Section 409A, payment of such amounts and benefits shall commence when the Executive incurs a “separation from service” within the meaning of Treasury Regulation 1.409A-1(h), without regard to any of the optional provisions thereunder, from the Company and any entity that would be considered a single employer with the Company under Code Section 414(b) or 414(c) (“Separation from Service”). Such payments or benefits shall be provided in accordance with the timing provisions of this Agreement by substituting the Agreement’s references to “termination of employment” or “termination” with Separation from Service. Notwithstanding the foregoing, if at the time of Executive’s Separation from Service the Executive is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i), any amount or benefits that the constitutes “nonqualified deferred compensation” within the meaning of Code Section 409A that becomes payable to Executive on account of the Executive’s Separation from Service will not be paid until after the earlier of (i) first business day of the seventh month following Executive’s Separation from Service, or (ii) the date of the Executive’s death (the “409A Suspension Period”). Within 14 calendar days after the end of the 409A Suspension Period, the Executive shall be paid a cash lump sum payment equal to any payments (including interest on any such payments, at an interest rate of not less than the prime interest rate, as published in the Wall Street Journal, over the period such payment is restricted from being paid to the Executive) and benefits that the Company would otherwise have been required to provide under this Section 6 but for the imposition of the 409A Suspension Period delayed because of the preceding sentence. Thereafter, the Executive shall receive any remaining payments and benefits due under this Section 6 in accordance with the terms of this Section (as if there had not been any Suspension Period beforehand). For the purposes of this Agreement, each payment that is part of a series of installment payments shall treated be as a separate payment for purposes of Code Section 409A.

7.             Covenants of the Executive. (a)    During the Employment Period, and for a period of one (1) year thereafter, (i) the Executive shall not, within any jurisdiction or marketing area in which the Company or any of its affiliates is doing business, directly or indirectly, own, manage, operate, control, consult with, be employed by or participate in the ownership, management, operation or control of any business of the type and character engaged in or competitive with that conducted by the Company or any of its affiliates, which for purposes of this paragraph 7 shall mean a real estate investment trust or other investment vehicle that owns properties that are net leased to single tenants; (ii) the Executive shall not, directly or indirectly, employ, solicit for employment or otherwise contract for the services of any employee of the Company or any of its affiliates at the time of this Agreement or who shall subsequently become an employee of the Company or any such affiliate; and (iii) the Executive will not solicit, in competition with the Company or its affiliates, any person who is, or was at any time within the twelve months prior to his termination of employment, a customer of the business conducted by the Company or any of its affiliates.  For purposes of determining whether to permanently withhold, or recover, payments from the Executive pursuant to Section 7(d) hereof, the Board shall determine what constitutes a competing business; provided that (x) the scope of businesses and the jurisdictions and marketing areas within which the Executive has agreed not to compete pursuant to clause (a)(i) of this Section 7 shall, for any challenged activity of the Executive, be determined as of the date of any such activity and (y) the Executive’s ownership of securities of two percent (2%) or less of any publicly traded class of securities of a public company shall not be considered to be competition with the Company or any of its affiliates.

(b) For the Employment Period and thereafter, (i) the Executive will not divulge, transmit or otherwise disclose (except as legally compelled by court order, and then only to the extent required, after prompt notice to the Company of any such order), directly or indirectly, other than in the regular and proper course of business of the Company, any confidential knowledge or information with respect to the operations, finances, organization or employees of the Company or with respect to confidential or secret processes, services, techniques, customers or plans with respect to the Company; and (ii) the Executive will not use (except as legally compelled by court order, and then only to the extent required, after prompt notice to the Company of any such order), directly or indirectly, any confidential information for the benefit of anyone other than the Company; provided, however, that the Executive has no obligation, express or implied, to refrain from using or disclosing to others any such knowledge or information which is or hereafter shall become available to the public other than through disclosure by the Executive. All new processes, techniques, know-how, inventions, plans, products, patents and devices developed, made or invented by the Executive, alone or with others, while an employee of the Company which are related to the business of the Company shall be and become the sole property of the Company, unless released in writing by the Company, and the Executive hereby assigns any and all rights therein or thereto to the Company.

(c) All files, records, correspondence, memoranda, notes or other documents (including, without limitation, those in computer-readable form) or property relating or belonging to the Company or its affiliates, whether prepared by the Executive or otherwise coming into his possession in the course of the performance of his services under this Agreement, shall be the exclusive property of Company and shall be delivered to Company and not retained by the Executive (including, without limitations, any copies thereof) upon termination of the Executive’s employment for any reason whatsoever (whether initiated by the Company or by the Executive).

(d) The Executive acknowledges that a breach of his covenants contained in this Section 7 may cause irreparable damage to the Company and its affiliates, the exact amount of which will be difficult to ascertain, that the remedies at law for any such breach will be inadequate and that the amounts payable to the Executive pursuant to the provisions of Section 6(a)(iii), (iv) and the paragraphs following 6(a)(iv) and /or 6(b)(ii), (iii) and (iv) hereunder are additional consideration for the covenants contained in this Section 7. Accordingly, the Executive agrees that if he breaches any of the covenants contained in this Section 7, in addition to any other remedy which may be available at law or in equity, the Company shall be entitled to specific performance and injunctive relief, without posting of a bond.  In addition, the breach of any of the covenants contained in this Section 7 shall entitle the Company to permanently withhold, and to recover from the Executive any amounts paid to the Executive pursuant to the provisions of Section 6(a)(iii), (iv) and the paragraphs following 6(a)(iv) and /or 6(b)(ii) and (iii) and the paragraphs following 6(b)(iii) of this Agreement. The Company shall provide the Executive with at least five days prior written notice before withholding of any payment provided for in the immediately preceding sentence.

(e) The Company and the Executive further acknowledge that the time, scope, geographic area and other provisions of this Section 7 have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable under the circumstances of the activities contemplated by this Agreement. In the event that the agreements in this Section 7 shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, they shall be interpreted to extend only over the maximum period of time for which they may be enforceable and/or over the maximum geographical area as to which they may be enforceable and/or to the maximum extent in all other respects as to which they may be enforceable, all as determined by such court in such action.

(f) The Executive agrees to cooperate with the Company, during the Employment Period and thereafter (including following the Executive’s termination of employment for any reason, whether initiated by the Company or by the Executive), by making himself reasonably available to testify on behalf of the Company or any of its affiliates in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, or any affiliate, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Company’s Board or its representatives or counsel, or representatives or counsel to the Company, or any affiliate as reasonably requested; provided, however that the same does not materially interfere with his then current professional activities or important personal activities and is not contrary to the best interests of the Executive. The Company agrees to reimburse the Executive, on an after-tax basis, for all expenses actually incurred in connection with his provision of testimony or assistance, and, if during the period following the Employment Period, the Company requests the Executive’s cooperation for a period of greater than 8 hours per month, the Company agrees to reimburse the Executive at a rate of $250.00 per hour. Expenses reimbursable under this paragraph must be reimbursed within thirty (30) days following Executive’s submission to the Company of the reimbursement request and supporting documentation reasonably requested by the Company and in no event later than the end of the calendar year following the calendar year in which the expenses were incurred by Executive.

(g) The Executive agrees that, during the Employment Period and at any time thereafter (including following the Executive’s termination of employment for any reason, whether initiated by the Company or by the Executive) he will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage the Company or any of its affiliates or their respective officers, directors, employees, advisors, businesses or reputations. The Company agrees that, during the Employment Term, and at any time thereafter, (including following the Executive’s termination of employment for any reason, whether initiated by the Company or by the Executive) it will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage the Executive’s reputation. Notwithstanding the foregoing, nothing in this Agreement shall preclude the Executive or a representative of the Company from making truthful statements or disclosures that are required by applicable law, regulation or legal process.

(h) Retained Rights.

(i)                                     Nothing in this Section 7 or any other provision of this Agreement is intended to or shall be interpreted:  (i) to restrict or otherwise interfere with the Executive’s obligation to testify truthfully in any forum; (ii) to restrict or otherwise interfere with the Executive’s right and/or obligation to contact, cooperate with, provide information to, or testify or otherwise participate in any action, investigation or proceeding of, any government agency or commission (including, but not limited, to the Equal Employment Opportunity Commission (“EEOC”)); or (iii) to disclose any information or produce any documents as is required by law or legal process.

(ii)                                  Further, and to be more specific, nothing in this Agreement is intended to prohibit the Executive from reporting possible violations of federal, state or local law, ordinance or regulation to any governmental agency or entity, including, but not limited to, the Department of Justice, the U.S. Securities and Exchange Commission, the EEOC, the Congress and any agency Inspector General, or otherwise taking action or making disclosures that are protected under the whistleblower provisions of any federal, state or local law, ordinance or regulation, including, but not limited to, Rule 21F-17 promulgated under the Securities Exchange Act of 1934, as amended.  The Executive is entitled to make reports and disclosures or otherwise take action under this provision without the prior authorization from or subsequent notification to the Company and may do so with the express understanding that the Company shall not engage in or tolerate retaliation of any kind.  The Executive is entitled to make reports and disclosures or otherwise take action under this provision without fear of retaliation of any kind.

8.              Notices.  Any notices required or permitted hereunder shall be in writing and shall be deemed to have been given when personally delivered or when mailed, certified or registered mail, postage prepaid, to the following addresses:

If to the Executive:

Coby Johnson

547 Sussex Road

Wynnewood, PA  19096

If to the Company:

Four Springs Capital Trust

1901 Main Street

Lake Como, NJ 07719

9.              General.

(a)    Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New Jersey applicable to contracts executed and to be performed entirely within said State.

(b) Construction and Severability. Nothing in this Agreement is intended to violate any law or shall be interpreted to violate any law.   If any paragraph or part or subpart of any paragraph in this Agreement or the application thereof is held overbroad, invalid, illegal and/or unenforceable in any jurisdiction, the parties undertake, to the extent permitted by law, to implement all efforts which are necessary, desirable and sufficient to amend, supplement or substitute all and any such overbroad, invalid, illegal and/or unenforceable provisions with enforceable and valid provisions which would produce as nearly as may be possible the result previously intended by the parties without renegotiation of any material terms and conditions stipulated herein. The parties further agree that the court making such determination (i.e., that any paragraph or part or subpart of any paragraph in this Agreement or the application thereof is overbroad, invalid, illegal and/or unenforceable) shall have the authority to narrow the paragraph or part or subpart of the paragraph as necessary to make it enforceable and the paragraph or part or subpart of the paragraph shall then be enforceable in its/their narrowed form.  Moreover, each paragraph or part or subpart of each paragraph in this Agreement is independent of and severable (separate) from each other.  In the event that any paragraph or part or subpart of any paragraph in this Agreement is determined to be legally invalid or unenforceable by a court and is not modified by a court to be enforceable, the affected paragraph or part or subpart of such paragraph shall be stricken from the Agreement, and the remaining paragraphs or parts or subparts of such paragraphs of this Agreement shall remain in full, force and effect.

(c) Assignability. The Executive may not assign his interest in or delegate his duties under this Agreement. This Agreement is for the employment of the Executive, personally, and the services to be rendered by him under this Agreement must be rendered by him and no other person. The Executive represents and warrants to the Company that the Executive has no contracts or agreements of any nature that the Executive has entered into with any other person, firm or corporation that contain any restraints on the Executive’s ability to perform his obligations under this Agreement. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns. Notwithstanding anything else in this Agreement to the contrary, the Company will assign this Agreement to and all rights hereunder shall inure to the benefit of any person, firm or corporation resulting from the reorganization of the Company or succeeding to the business or assets of the Company by purchase, merger or consolidation.

(d) Enforcement Costs. If any contest or dispute shall arise under this Agreement involving the termination of the Executive’s employment with the Company and its affiliates or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall advance the Executive or pay directly on his behalf, all reasonable legal fees and expenses, if any, incurred or, in the case of fees and expenses for which payment is required before the services are rendered, to be incurred within the next 30 days, by the Executive in connection with such contest or dispute upon presentation of an itemized bill to the Company regarding any such fees and expenses along with proof reasonably satisfactory to the Company that such expenses have been incurred or will be incurred within the next 30 days by the Executive; provided, however, that in the event the resolution of any such contest or dispute includes a finding that the Executive’s claims in such contest or dispute are frivolous or brought in bad faith, the Executive shall be required to reimburse the Company, for all sums advanced to the Executive pursuant to this Section 10(d) in connection with such contest or dispute, together with interest in an amount equal to the prime rate, as published in the Wall Street Journal, but in no event higher than the maximum legal rate permissible under applicable law, such interest to accrue from the date the Company makes payment to the Executive hereunder through the date of the Executive’s repayment thereof. Notwithstanding the foregoing, any reimbursements under this paragraph following the Executive’s termination of employment with the Company shall be subject to the payment limitations described in Section 6(e) of this Agreement.

(e) Compliance with Rules and Policies. The Executive shall perform all services in all material respects in accordance with the applicable policies, procedures and rules established by the Company, including, but not limited to, the By-Laws of the Company. In addition, the Executive, where applicable, shall comply in all material respects with all laws, rules and regulations that are generally applicable to the Company, its affiliates and their employees, directors and officers.

(f) Taxes. The Company shall withhold from all amounts due hereunder any applicable withholding taxes payable to federal, state, local or foreign taxing authorities. Except as set forth in Section 6, the Company shall have no obligation to indemnify or hold the Executive harmless from any taxes he may incur from any amounts payable under this Agreement.

(g) Entire Agreement; Modification. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, supersedes all prior agreements and undertakings, both written and oral.

(h) Duration. Notwithstanding the Employment Period hereunder, the applicable sections of this Agreement shall continue for so long as any obligations remain under this Agreement.

(i) Survival. All of the rights and covenants set forth in Sections 5, 6, 7, 8, and 9 of this Agreement shall survive and shall continue to be binding upon the Executive notwithstanding the termination of this Agreement for any reason whatsoever. It is expressly agreed that the remedy at law for the breach or threatened breach of any such covenant is inadequate and that the Company, in addition to any other remedies that may be available to it, in law or in equity, shall be entitled to injunctive relief to prevent the breach or any threatened breach thereof without bond or other security or a showing that monetary damages will not provide an adequate remedy.

(j) Waiver. No waiver by either party hereto of any of the requirements imposed by this Agreement on, or any breach of any condition or provision of this Agreement to be performed by, the other party shall be deemed a waiver of a similar or dissimilar requirement, provision or condition of this Agreement at the same or any prior or subsequent time. Any such waiver shall be express and in writing, and there shall be no waiver by conduct.

(k) Indemnification. The Company shall indemnify the Executive, to the maximum extent permitted by applicable law, and in the same or better manner and to the same or better extent with respect to each aspect of the indemnification as provided to any other executive of the Company, against all costs, charges and expenses incurred or sustained by the Executive in connection with any action, suit or proceeding to which the Executive may be made a party, brought by any shareholder of the Company directly or derivatively or by any third party by reason of any act or omission of the Executive as an officer, director or employee of the Company or of any subsidiary or affiliate of the Company.

(l) Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

(m)  Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

(n) Compliance with Code Section 409A. This Agreement is intended to be exempt from (or comply with) Code Section 409A, and the Company shall have complete discretion to interpret and construe this Agreement and any associated documents in any manner that establishes an exemption from (or otherwise conforms them to) the requirements of Code Section 409A. If, for any reason including imprecision in drafting, the Agreement does not accurately reflect its intended establishment of an exemption from (or compliance with) Code Section 409A, as demonstrated by consistent interpretations or other evidence of intent, the provision shall be considered ambiguous and shall be interpreted by the Company in a fashion consistent herewith, as determined in the sole and absolute discretion of the Company. Nevertheless, and notwithstanding any other provision of this Agreement, neither the Company nor any of its employees, trustees, or their agents shall have any obligation to mitigate, nor to hold the Executive harmless from, any or all taxes (including any imposed under Code Section 409A) arising under this Agreement.

(o)                                 Parachute Provisions.  Notwithstanding anything herein to the contrary, in the event that the Executive receives any payments or distributions, whether payable, distributed or distributable pursuant to the terms of this Agreement or otherwise, that constitute “parachute payments” within the meaning of Section 280G of the Code, and the net after tax amount of the parachute payment is less than the net after-tax amount if the aggregate payment to be made to the Executive were three times the “base amount” (as defined in Section 280G(b)(3) of the Code), less $1.00, then the aggregate of the amounts constituting the parachute payment shall be reduced to an amount that will equal three times the Executive’s base amount, less $1.00.  To the extent the aggregate of the amounts constituting the parachute payments are required to be so reduced, the amounts provided under this Agreement shall be reduced (if necessary, to zero) with amounts that are payable first reduced first; provided, however, that, in all events the payments provided under this Agreement which are not subject to Section 409A shall be reduced first.  The determinations to be made with respect to this Section shall be made by a certified public accounting firm mutually agreed upon by the Executive and the Company.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto executed this Agreement effective as of the day and year first written above.

FOUR SPRINGS CAPITAL TRUST

Date: May 19, 2017
	By:	/s/ John E. Warch
	Name:	John E. Warch
	Title:	Authorized Officer

EXECUTIVE

Date: May 19, 2017	/s/ Coby R. Johnson
Coby R. Johnson